UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 15, 2007

Switch & Data Facilities Company, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33302	59-3641081
(State or Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1715 North Westshore Boulevard, Suite 650

Tampa, FL 33607

(813) 207-7700

(Addresses of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 15, 2007, certain of the Company’s executive officers (the “Certain Executive Officers”) entered into written stock selling plans (the “Plans”) for asset diversification purposes in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s Insider Trading Policy. Under Rule 10b5-1, directors, officers and other persons who are not in possession of material non-public information may adopt a plan or contract for pre-arranged sales of the Company’s securities under specific conditions and at specified times. Using these Plans, insiders can diversify their investment portfolios, spread stock trades out over a period of time to reduce market impact and avoid concerns about transactions occurring at a time when they might possess inside information. The Company’s executive officers who have adopted Plans have informed the Company that these stock sales are part of their individual programs for asset diversification.

Sales under the Certain Executive Officers’ plans are subject to the requirements and limitations of Rule 144 of the Securities Act of 1933, as amended. The Certain Executive Officers are required to report transactions made pursuant to their 10b5-1 trading plans to the Securities and Exchange Commission. The Certain Executive Officers, as well as other Company directors and officers, may from time to time amend existing 10b5-1 plans or adopt additional 10b5-1 plans. Except as required by law, the Company does not undertake to report 10b5-1 trading plans by other Company officers or directors, nor to report modifications, transactions or other activities under the Certain Executive Officers’ plans or the plan of any other officer or director.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Switch & Data Facilities Company, Inc.

June 21, 2007	By:	/s/ Clayton Mynard
Clayton Mynard
Vice President, Secretary and General Counsel